Michael S.Helfer	Citigroup Inc.	[Citi logo]
General Counsel &	399 Park Avenue
Corporate Secretary	3rd Floor
New York, NY 10022

VIA:	E-MAIL

July 23, 2007

MEMORANDUM FOR THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF CITIGROUP INC.

As you know, Citi’s quarterly trading blackout (the “Trading Blackout”) for transactions in Citigroup Inc. equity securities (“Citi Shares”), including derivatives, begins on the first day of the last month of each calendar quarter and ends 24 hours after the quarterly earnings release. Once the Trading Blackout ends, and subject to my preclearance, members of Citi’s board of directors and executive officers (designated as such pursuant to Section 16 of the ’34 Act) are permitted to purchase, sell and make other transactions in Citi Shares provided they do not possess any material, non-public information about Citi. Normally, the trading period for Citi’s directors and executive officers that began today would end on Friday, August 31. However, for the reasons described below, the third quarter 2007 Trading Blackout for Citi’s directors and executive officers will begin at 4 p.m. EST on August 24.

During the period August 24 to September 4, 2007, Citi employees will be unable to direct or diversify the investments in their accounts established under Citigroup’s 401(k) Plan (the “Plan”), including the Citigroup Common Stock Fund, or to obtain loans or distributions from the Plan, due to a revision in the Plan’s fund managers. This period of inaccessibility to the Plan is known as a 401(k) Blackout. Section 306 of the Sarbanes-Oxley Act prohibits an issuer’s directors and executive officers from purchasing, selling or otherwise acquiring or transferring the issuer’s equity securities, directly or indirectly, during a 401(k) Blackout. As a result, you will not be permitted to purchase, sell or make any other transactions or transfers of Citi Shares during the 401(k) Blackout, except for (1) reinvestments in Citi Shares pursuant to Citi’s dividend reinvestment plan and (2) bona fide personal or charitable gifts of Citi Shares (subject to my preclearance). In addition, during the 401(k) Blackout you will not be permitted to exercise Citi stock options by any method, including auto-reloads.

Please note that the 401(k) Blackout is an unusual event that is not expected to recur in the foreseeable future. We apologize for any inconvenience you may experience due to the early commencement of the 3Q 2007 Trading Blackout. I encourage you to contact me as soon as possible if you wish to effect any transactions in Citi Shares during 3Q 2007.

If you have any questions about the 401(k) Blackout or the early commencement of the 3Q 2007 Trading Blackout please do not hesitate to contact me at (212) 559-5152, Anita Romero at (212) 793-7583 or Shelley Dropkin at (212) 793-7396.

/s/ Michael S. Helfer